                          FOURTH CONTRACT OF EMPLOYMENT




between




RANDGOLD RESOURCES LIMITED

(registration number 62686)
a Company incorporated in Jersey, Channel Islands
("the Company")




and


DENNIS MARK BRISTOW

(the "Employee")

                                TABLE OF CONTENTS

                                                                           PAGE

1.       INTRODUCTION.........................................................1

2.       EMPLOYMENT...........................................................1

3.       DUTIES...............................................................1

4.       THIRD CONTRACT OF EMPLOYMENT.........................................3

5.       REMUNERATION PACKAGE.................................................3

6.       SECURITY.............................................................4

7.       EXPENSES.............................................................4

8.       BONUS SCHEME.........................................................4

9.       HOLIDAYS.............................................................6

10.      LIFE ASSURANCE.......................................................7

11.      APPLICATION OF PROVISIONS OF PERSONNEL MANUALS.......................7

12.      INCAPACITY...........................................................7

13.      TERMINATION..........................................................8

14.      CONFIDENTIALITY AND RESTRAINT........................................9

15.      RETURN OF COMPANY PROPERTY..........................................11

16.      DOMICILIUM..........................................................11

17.      GENERAL.............................................................13

THE PARTIES AGREE AS FOLLOWS:


1.       INTRODUCTION

It is recorded that--

         1.1 the Employee is at present employed by the Company in the position of Chief Executive Officer in terms of a written contract of employment ("Third Contract of Employment").

         1.2 the parties have negotiated and now wish to record the terms of a further contract of employment ("Fourth Contract of Employment").


2.       EMPLOYMENT

         2.1 Notwithstanding the date of signature hereof, the Employee shall be deemed to have been employed by the Company under this Fourth Contract of Employment as from the 1st OCTOBER 2002 ("Commencement date").

         2.2 The employment of the Employee as Chief Executive Officer of the Company shall continue for a minimum fixed term until 31st May 2006 and shall continue for an indefinite period thereafter, until terminated on not less than 6 (six) month's written notice given by one party to the other, which notice may be given so as to terminate the Employee's employment with effect from the expiry date of the minimum fixed term or any later date.


3.       DUTIES

         3.1 As Chief Executive Officer of the Company, the Employee shall:

                  3.1.1 discharge the responsibilities and duties as set out in the job description attached hereto and undertake such duties and exercise such powers in relation to the Company, its associated companies and their businesses as the board of directors of the Company (the "Board") shall from time to time assign to or vest in him, provided, however, that the Board shall procure that such duties and powers shall not conflict with one another;

                  3.1.2 in the discharge of such duties and in the exercise of such power observe and comply with all resolutions, regulations and directives from time to time made or given by the Board; and

                  3.1.3 use his best endeavours to properly conduct, improve, extend, develop, promote, protect and preserve the business interest, reputation and goodwill of the company and its associated companies.

         3.2 For the purposes of this Agreement, "associated company" or "associated companies" means -

                  3.2.1 any company or entity which is directly or indirectly controlled by the Company,

                  3.2.2 any company or entity which directly or indirectly controls the Company, or

                  3.2.3 any company or entity which is directly or indirectly controlled by any company which also directly or indirectly controls the Company.

         3.3 The Employee shall at all times promptly give to the Board (in writing, if so requested) all such information and explanations as it requires in connection with matters relating to his employment or with the business of the Company and/or its associated companies.

         3.4 It shall be part of the normal duties of the Employee at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company and associated companies might be improved, and promptly to give to the Secretary of the Company full details of any invention or improvement which he may from time to time make or discover in the course of his duties, and to further the interests of the Company and its associated companies' undertakings with regard thereto. Any such invention or improvement shall be the property of the Company and the Employee shall take all steps as may be necessary and reasonably required by the Company, at the sole expense of the Company, to procure that the Company obtains complete and exclusive legal title to any such invention or improvement.


4.       THIRD CONTRACT OF EMPLOYMENT

         4.1 This Fourth Contract of Employment supersedes the Third Contract of Employment as from the Commencement Date.


5.       REMUNERATION PACKAGE

         5.1 As from the Commencement Date, the Employee's remuneration package shall be US $462,000 per annum, which shall be reviewed annually with a view to effecting appropriate annual increases.

         5.2 The composition of the Employee's remuneration package shall be the following--

                  5.2.1 a salary which shall be equal to the difference between US $462,000 and the cost to the Company of providing the other components of the package set out in 5.2.2 and 5.2.3;

                  5.2.2 the contributions payable by the Company in respect of the Employee and his wife and children to the medical aid scheme of which the Employee is a member, all of which shall be for the account of the Company,

                  5.2.3 the monthly contributions payable by the Company in respect of the Employee to any pension, provident and retirement annuity funds nominated by the Employee, all of which shall be for the account of the Company.

         5.3 The Employee's salary shall be payable by equal monthly installments (and proportionately for any lesser period, each monthly installment being deemed to accrue rateably from day to day) in arrears on the last day of each month.

6.       SECURITY

         The Company shall at its cost provide appropriate security and security services at the Employee's residence.


7.       EXPENSES

         7.1 The Employee shall be reimbursed for all travelling, hotel and other out-of-pocket expenses reasonably incurred by him in or about the discharge of his duties hereunder.

         7.2 The Employee shall be reimbursed all costs and expenses incurred by him in connection with his home telephone.

         7.3 The Company requires the Employee to be a member of an appropriate club for various reasons, including the entertainment of clients and customers of the Company and shall pay the annual membership fees of such club.

         7.4 Should it become necessary during the Employee's periods of work in West and East Africa to be evacuated from his place of work far medical reasons, the Company shall arrange for such evacuation and the costs thereof shall be for the Company's account.

         7.5 The Company shall meet the Employee's membership fees of such professional bodies as it deems are required.


8.       BONUS SCHEME

         8.1 Over and above the remuneration package and other benefits stipulated in this Fourth Contract of Employment, the Employee shall be eligible for an annual bonus.

         8.2 The Employee shall be entitled to be paid a bonus in United States Dollars in respect of each successive 12 month period of employment with the Company, ending on 31st March 2003, 31st March 2004, 31st March 2005 and 31st March 2006 ("employment period") if the ruling price of ordinary shares in the Company for that Employment Period as defined in 8.4, is higher than the base price for that Employment Period, as defined in 8.3.

         8.3 The base price shall be in the case of each of the employment periods in respect of which a bonus is to be calculated, the weighted average price of ordinary shares in the Company quoted on the London Stock Exchange over the last calendar month preceding the employment period in respect of which the bonus is being calculated.

         8.4 The ruling price for each employment period shall be the weighted average price of ordinary shares in the Company quoted on the London Stock Exchange over the last calendar month of that employment period.

         8.5 Should a bonus become payable to the Employee in respect of any employment period, then the amount of such bonus shall be calculated in accordance with the following formula:

B = 150 000 (P(2) - P(1))
-------------------------

         Where    B        is the amount of the bonus, in United States Dollars:

                  P(2) is the ruling price for the employment period in respect of which the bonus is being calculated, as defined in 8.4, converted to United States Dollars at the exchange rate prevailing an the last business day of that employment period; and

                  P(1) is the base price for the employment period in respect of which the bonus is being calculated, converted to United States Dollars at the exchange rate prevailing on the last business day of the employment period in respect of which the bonus is being calculated.

         8.6 For the purposes of this Clause 8, the exchange rate which shall be applied for the conversion of a Sterling amount to a United States Dollar amount on a particular date shall be the closing buying rate for purchases of United States Dollars in London on that date, as certified by Standard Chartered Bank, whose certificate shall be binding upon the parties.

         8.7 In the above formula, the factor 150,000 (One hundred and fifty thousand) represents a fictional shareholding of 150,000 (One hundred and fifty thousand) shares in the share capital of the Company as presently constituted. Should the ordinary shares in the Company which are listed in the London Stock Exchange be consolidated or sub-divided, then the ruling price and the base price stipulated in 8.2 and the formula in 8.5 shall be modified by agreement between the parties in such a way as to give effect to the original intention of the parties. In the event that the parties do not agree on the terms of such modification, the matter shall be referred to the Company's Remuneration Committee whose decision shall be final and binding upon the parties.

         8.8 Should the Company became subject to or involved in any re-organisation, unbundling, scheme of arrangement or other change of circumstances which directly or indirectly prejudices the Employee's prospective bonus(es) under the bonus scheme as set out in this clause, then the parties shall endeavour to reach agreement on a modified or substituted bonus scheme which will give effect to the original intent of the bonus scheme. Failing such agreement, the terms of the modified or substituted bonus scheme shall be determined by the Company's Remuneration Committee, whose decision shall be final and binding upon the parties.

         8.9 Should this agreement be terminated during the minimum fixed term in terms of 13 or by mutual agreement between the Company and the Employee, any bonus due to the Employee in terms of 8.2 shall be calculated proportionately over a 12 month employment period.


9.       HOLIDAYS

         The Employee shall be entitled to 33 (thirty three) working days paid holiday in each successive period of 12 (twelve) months commencing on 1 October 2002, to be taken at such times as the Board shall consider most convenient, having regard to the requirements of the Company's business.

10.      LIFE ASSURANCE

         Subject to the insurance company's requirements, life assurance cover against death is provided for the Employee whilst the Employee is a member of the Company's Provident Fund, as follows:

         10.1 3 (three) years' pensionable salary; and

         10.2 non contributory cover equal to 2 (two) years' pensionable salary, payable in South African Rands.


11.      APPLICATION OF PROVISIONS OF PERSONNEL MANUALS

         11.1 The terms and conditions of employment as contained in any of the Company's personnel policies and manuals are incorporated into this Agreement and the Employee shall be bound by the provisions thereof.

         11.2 The Employee's entitlement to any benefit other than those recorded in this Agreement shall be governed by the appropriate provisions of the Company's personnel policies and manuals.

         11.3 It is expressly provided that such policies and manuals may be changed, added to and/or deleted from time to time at the discretion of the Company and it is agreed that by accepting these terms and conditions, the Employee hereby accepts any such changes, which will be appropriately communicated to him.

         11.4 In the event of a conflict between the provisions of the personnel policies and manuals and the provisions of this Agreement, the provisions of this Agreement shall override those contained in the personnel policies and manuals.


12.      INCAPACITY

         12.1 If the Employee at any time be incapacitated or prevented by illness, injury, accident or any other circumstance beyond his control (the "incapacity") from discharging his full duties hereunder for a total of 180 (one hundred and eighty) or more days in any 12 (twelve) consecutive calendar months, the Company may by notice in writing to the Employee given at any time so long as the incapacity shall continue:

                  12.1.1 discontinue payment in whole or in part of the salary on and from such dates as may be specified in the notice until the incapacity shall cease; or

                  12.1.2 whether or not payment shall already have been discontinued, terminate this Agreement forthwith or on such date as may be specified in the notice.

         12.2 Save as hereinafter provided the salary shall, notwithstanding the incapacity, continue to be paid to the Employee in accordance with 5, in respect of the period of incapacity prior to such discontinuance or termination.

         12.3 Notwithstanding the above, whilst the Employee is a member of the Company's Provident Fund, the Employee shall be covered against temporary and permanent disability under the Company's insurance policies.

         Therefore, to the extent that the Employee receives payment of a disability benefit in terms of any such insurance policies, the Company will pay to the Employee his salary in terms of clause 5 above less the disability benefit.


13.      TERMINATION

         This Agreement may be terminated forthwith by the Company without prior notice if the Employee shall at any time

         13.1 commit any serious or persistent breach of any provisions contained in this Agreement;

         13.2 be guilty of misconduct or wilful neglect in the discharge of his duties;

         13.3 become insolvent or make any arrangement or composition with his creditors;

         13.4 notwithstanding the provisions of clause 12 above, become permanently incapacitated by accident or ill-health from performing his duties under this Agreement and for the purposes of this sub-clause incapacity for 3 (three) consecutive months or an aggregate period of 6 (six) months in any period of 12 (twelve) months shall be deemed to be permanent incapacity.


14.      CONFIDENTIALITY AND RESTRAINT

         14.1 It is recorded that in the performance of his duties for the Company, including those performed in West and East Africa, the Employee will:

                  14.1.1 acquire knowledge of the know-how, trade secrets and other confidential information of the Company relating to its and associated companies' activities;

                  14.1.2 derive considerable benefit from the technical and/or business experience which he will obtain from the Company and associated companies.

         14.2 For one or more or all of the reasons set forth in 14.1, it is agreed that in order to protect the proprietary interests of the Company and associated companies the Employee shall not:

                  14.2.1 either during the continuance of his employment or thereafter, divulge or disclose or use any information or knowledge so acquired by him relating to the matters set forth in 14.1.1, to any person whomsoever, whether for his own benefit or otherwise, except to those officials of the Company whose province it is to know the same; or

                  14.2.2 during the continuance of his employment and for a period of 12 (Twelve) months thereafter, entice or solicit or canvass the services of any person, company or entity with whom the Company or any associated company has a written agreement at the date of termination of the Employee's employment, away from any such company, or accept or be interested in any such services, whether for his own benefit or otherwise.

         14.3 The Employee undertakes not to do any of the things set forth in
14.2 either directly or indirectly and whether as a director or partner or owner or principal or agent or representative or shareholder or financier or employee.

         14.4 The Employee agrees that:

                  14.4.1 the restraints set out above are reasonable as to their subject matter, area and duration, to protect the Company's proprietary interests;

                  14.4.2 each of the restraints set out in clause 14.2 are separate and independent restraints severable from any of the other restraints set out therein;

                  14.4.3 the time period for which he is restrained from doing any of the things set out above shall be severable as to each calendar month within that period; and

                  14.4.4 if any one or more of the restraints set out above are invalid or unenforceable for any reason, the validity of any of the other restraints shall not be affected thereby.

         14.5 The Employee may request the Company to release the Employee from any or all of the restraints described above or to relax the application of any or all of such restraints. The Company agrees to act reasonably in granting or refusing any such request. Any request by the Employee in terms hereof shall be made by the Employee to the Company in writing. Likewise, the decision of the Company in respect of any such request shall be given in writing by the Company to the Employee. Any conditions which the Company may impose, in the event of the Company agreeing to any such request, shall be contained in such written communication by the Company to the Employee.

         14.6 Nothing contained in this clause shall preclude the Employee from holding or acquiring shares or other securities of any other company which are quoted on any recognised stock exchange by way of bona fide investment, provided, however, that any such investment shall not exceed 5% (five per centum) of the entire issued share capital or class of shares or other securities, as the case may be, of the company in question without the prior written consent of the Company which shall not be unreasonably withheld and provided further, that the Company shall be entitled to require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any associated company.

         14.7 As consideration for the Employee agreeing to the restraints described in 14.2, it is recorded and agreed that the Company will forthwith pay the Employee an amount equal to twice the gross amount of the Employee's remuneration package stated in 5.1 of US $462,000 less the amount of US $760,000 paid previously to the Employee during his Second and Third Contracts of Employment; which amounts to US $164,000, on the following basis:

                  14.7.1 should the Employee commit a material breach of the restraint undertakings given by the Employee in this Clause, then if the breach is one which is not capable of being remedied or being a breach which is capable of being remedied is not remedied within 30 (thirty) days after written demand given by the Company to the Employee, the Company shall be entitled to institute action against the Employee for agreed damages of US $924,000, in order to compensate the Company for the harm suffered by the Company.


15.      RETURN OF COMPANY PROPERTY

         The Employee shall promptly whenever requested by the Company and, in any event upon the termination of his employment with the Company, deliver to the Company all lists of clients or customers, correspondence and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment with the Company, and the Employee shall not be entitled and shall not retain any copies thereof. Title and copyright therein shall vest in the Company and, where appropriate any associated company.


16.      DOMICILIUM

         16.1 The parties hereto respectively choose domicilium citandi et executandi for all purposes of and in connection with this Agreement as follows:

                  16.1.1   the Company   La Motte Chambers
                                         St Helier
                                         Jersey, Channel Islands

                  16.1.2   the Employee  La Motte Chambers
                                         St Helier
                                         Jersey, Channel Islands

         16.2 Any notice to any party shall be addressed to it at its domicilium as aforesaid and either sent by pre-paid registered post, delivered by hand, or sent by telefax transmission. In case of any notice:

                  16.2.1 delivered by hand, it shall be deemed to have been received, unless the contrary is proved, on the date of delivery, provided such date is a business day, otherwise on the following business day:

                  16.2.2 sent by pre-paid registered post it shall be deemed to have been received, unless the contrary is proved, on the seventh business day after posting:


                  16.2.3 sent via telefax transmission, shall be deemed to have been received on the same day, provided such day is a business day, otherwise on the following business day. The party giving notice by telefax transmission shall have the onus of proving that the telefax was received by the addressee.

         16.3 Any party shall be entitled by notice to the other, to change its domicilium provided that the change will become effective only business days after service of the notice in question.

         16.4 For the purposes hereof, "business day" means any day other than a Saturday, Sunday or public holiday.

17.      GENERAL

         17.1 No alteration, cancellation, variation of, or addition hereto shall be of any force or effect unless reduced to writing and signed by the parties as an addendum to this Agreement or their duly authorised signatures.

         17.2 Subject only to 17.1, this document contains the entire agreement between the parties and neither party shall be bound by any undertakings, representations or warranties not recorded herein.

         17.3 No indulgence, leniency or extension of time which either party (the "grantor") may grant or show to the other, shall in any way prejudice the grantor or preclude the grantor from exercising any of its/his rights in the future.

         17.4 Neither party may cede or assign its/his rights and delegate its/his obligations in terms of this Agreement without the prior written approval of the other party.

         17.5 Each party warrants and undertakes to the other that -

                  17.5.1 it is not acting as undisclosed agent or nominee for any person in entering into this Agreement; and

                  17.5.2 it is entering into this Agreement to secure the benefits of this Agreement for itself only and for no other person.

         17.6 The headings appearing in this Agreement have been used for reference purposes only and shall not affect its interpretation.

         17.7 The Company shall bear the costs of and incidental to the negotiation, preparation and conclusion of this Agreement.

         17.8 The interpretation and enforcement of this Agreement shall at all times be governed by Jersey law prevailing from time to time, and the parties hereto hereby consent and submit to the jurisdiction of the Courts of jersey in all matters arising from or concerning this Agreement.

         17.9 If any clause or term of this Agreement should be invalid, unenforceable or illegal, then the remaining terms and provisions of this Agreement shall be deemed to he severable therefrom and shall continue in full force and effect unless such invalidity, unenforceability or illegality goes to the root of this Agreement.

         17.10 The Employee's rights under this Agreement are not capable of assignment or hypothecation, nor of attachment by the Employee's creditors.

THUS DONE and SIGNED by D. Ashworth and R.A.R. Kebble at Jersey on this 5th day of May 2003 in the presence of the undersigned witnesses, the signatories hereby warranting their signature that they are duly authorised thereto.

AS WITNESSES:

1.       /s/ Vicky Koma

2.       /s/ L.M. Snashall

                                           /s/ D. Ashworth
                                           /s/ R.A.R. Kebble
                                           -------------------------------------
                                                 For and on behalf of:
                                           RANDGOLD RESOURCES LIMITED




THUS DONE and SIGNED by the EMPLOYEE at Jersey on this 5th day of May 2003, in the presence of the undersigned witnesses, the signatory hereby warranting his signature that he is duly authorised thereto.

AS WITNESSES:

1.       /s/ Vicky Koma

2.       /s/ L.M. Snashall


                                           /s/ D. Mark Bristow
                                           -------------------------------------
                                           DENNIS MARK BRISTOW

JOB DESCRIPTION FOR THE CHIEF EXECUTIVE OFFICER OF RANDGOLD RESOURCES LIMITED


TITLE: CHIEF EXECUTIVE OFFICER INCUMBENT: DR D.M. BRISTOW

REPORTS TO:  EXECUTIVE CHAIRMAN


GENERAL PURPOSE:

To add value for stakeholders of Randgold Resources Limited in accordance with the values and strategic direction agreed with the Board of Directors.


DUTIES AND RESPONSIBILITIES

                  1. The formulation and ownership of the long-term strategic direction of the Company and obtaining the approval of the resultant plan by the Executive Chairman.

                  2. Raise the required funds.

                  3. Build, lead, organise, maintain and motivate his management team.

                  4. Develop a strategic filter and a business plan, including short-term budgets, which are congruent with the long-term strategic direction set for the Company and which are approved by the Board of Directors.

                  5. Deliver on size, growth and return guidelines agreed with the Board and contained in the strategic plan, while ensuring values and budgets are adhered to, i.e. manage the implementation of the strategic plan.

                  6. Where required, establish Joint Ventures in pursuance of the strategy, and ensure they operate within agreed parameters.

                  7. Staying in contact with all of the Company's functional and business unit activities and keeping abreast of major developments in the industry to ensure best practice and effectiveness are achieved and growth opportunities are identified.

                  8. Approving Human Resources, Industrial Relations, Corporate Responsibility and Reward/Remuneration policies and ensuring they are applied effectively.

                  9. Effecting a comprehensive communication strategy covering all stakeholders.

DIRECT REPORTS:

The Chief Operating Officer, the Financial Director and the following General Managers report directly to the Chief Executive Officer: Technical Services, Exploration, Human Resources and Capital Projects.


CONTACTS:

Frequent contact with the Board of Directors. The incumbent is a member of the Board of Directors.

Frequent contact with the Executive Chairman.

Regular contacts with the C.E.O.s of other companies in the Industry.

Regular contacts with Ministers and Heads of State of countries in which the Company operates.

Regular contacts with major shareholders of the Company.

Regular communication with the investment community and national and international media.


EDUCATION:

University degree level, ideally in technical and business related fields.


EXPERIENCE AND PROFILE:

The CEO of an international company such as Randgold Resources Limited must have a proven record of success at a senior executive level, preferably within the mineral resource industry, and be highly regarded by his peers in the industry and by the investment community.